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Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Ares Capital Corporation:

              We consent to the use of our report dated February 2, 2005, except as to the fourth paragraph of note 7 to the consolidated financial statements, which is as of March 8, 2005, with respect to the consolidated financial statements of Ares Capital Corporation and our report dated August 23, 2005 on the senior securities table of Ares Capital Corporation, included herein, and to the references to our firm under the headings "Selected Financial and Other Data" and "Experts" in the prospectus.

/s/ KPMG LLP
Los Angeles, California October 12, 2005

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  Exhibit (n)(1)